Exhibit 99.1

Phillips Edison – ARC Shopping Center REIT Year End Results Show Momentum and Emerging Market Opportunities

CINCINNATI—(BUSINESS WIRE)—Phillips Edison – ARC Shopping Center REIT, a publicly registered, non-traded REIT focused on necessity-based neighborhood and community shopping centers, today announced its operating results for the year ended December 31, 2010. Highlights include the acquisition of its first two properties and a declared annual distribution rate of 6.5%, paid monthly, based on a $10.00 share price. Such fourth quarter 2010 distributions were fully covered from modified funds from operations, as defined below (“MFFO”).

“We are pleased with the performance of our offering,” said John Bessey, President of Phillips Edison – ARC Shopping Center REIT. “Within one quarter of operations, we broke escrow and acquired two high-quality properties. With our sponsors’ support and our disciplined approach to executing our business plan, we covered distributions from MFFO within four months of operations, demonstrating the rapid execution of our business strategy and efficient expense management.”

On August 12, 2010, the registration statement for the Phillips Edison – ARC Shopping Center REIT was declared effective under the Securities Act of 1933. One month later on September 17, 2010, the Company achieved the mandatory escrow break requirement. As of December 31, 2010, the Company raised approximately $6.6 million in gross offering proceeds from the issuance of 730,570 shares of common stock. The Company rapidly deployed its capital to acquire two properties encompassing 182,500 square feet of real estate. Prior to September 17, 2010, Company operations had not yet commenced, so property-level information covers only an interim period following initial acquisitions.

“We are delighted we are able to quickly deploy our shareholder’s capital to take advantage of excellent buying opportunities in the market,” said Jeffrey S. Edison, CEO Phillips Edison – ARC Shopping Center REIT. “Our strong initial raise and the increased velocity of capital raising we are seeing in the first quarter of 2011 puts us in an excellent position to take advantage of a growing pipeline of properties coming to market from distressed owners. Moving forward, we expect to have an opportunity to acquire well located, high-quality grocery-anchored retail developments at below replacement cost through the balance of this year and 2012.”

Year End Highlights

•

As of December 31, 2010, Phillips Edison acquired two properties. The first, an 82,033 square foot grocery-anchored retail center known as Lakeside Plaza, located in Salem, Virginia was acquired on December 10, 2010. The purchase price for the property was $9.8 million. The second property is Snow View Plaza, located in Parma, Ohio. Snow View Plaza is a 100,460 square foot grocery-anchored retailer that was acquired on December 15, 2010 for $12.3 million. As of December 31, 2010, these properties had occupancies of 98.9% and 98.0%, respectively.

•

The Company declared an annual distribution rate of 6.5%, paid monthly, based on an offering price of $10.00 per share, which was fully covered from MFFO. The Company uses the definition of MFFO issued by the Investment Program Association with a further adjustment to add back sponsor capital contributions for certain general and administrative expenses. See below.

NET LOSS TO FFO RECONCILIATION

($000’s)

	Q4 2010	For the Period from September 17, 2010 through December 31, 2010*
Net loss	$(667)	$(747)
Depreciation and amortization	81	81

FFO	$(586)	$(666)

NET LOSS TO MFFO RECONCILIATION

	Q4 2010	For the Period from September 17, 2010 through December 31, 2010*
Net loss	$(667)	$(747)
Depreciation and amortization	81	81
Amortization of above or below market leases	17	17
Acquisition-related expenses	467	467
Sponsor capital contribution for certain general and administrative expenses	140	140

MFFO	$38	$(42)
Distributions declared	38	38

Monthly distributions declared per share	$.0542	$.0542

*	Date operations commenced

To view complete details of the Company’s 2010 performance and find more information about the Company’s MFFO, please refer to the Form 10-K filing.

This material does not constitute an offer to sell nor a solicitation of an offer to buy any securities described herein or otherwise. Only a prospectus for a specific securities offering makes such an offer. In that regard, the use of this material is authorized only when it is accompanied or preceded by a prospectus. Further, all information contained in this material is qualified by the terms of a current prospectus of the offering of securities to which it relates, if any.

This material may contain forward-looking statements that involve assumptions, uncertainties and risks, some of which are set forth below. These statements are not guarantees and should not be regarded as representations that the results or conditions described in such statements, or that our objectives and/or plans, will be achieved.

The Company may raise substantially less capital than the maximum offering amount, in which case the Company would not be able to capitalize on attractive buying opportunities. A real estate investment program offering is subject to the following risks: The failure to qualify, or maintain the requirements, to be taxed as a REIT would reduce the amount of income available for distribution and limit a REIT’s ability to make distributions to its stockholders. No public market initially exists for a REIT’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best-efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer/manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market, and we cannot assure you that there will be growth in the value of the properties.

About Phillips Edison – ARC Shopping Center REIT

Phillips Edison – ARC Shopping Center REIT invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers. It is the first investment vehicle to allow retail investors to capitalize on the growing market segment of grocery-anchored retail centers. The REIT is backed by Phillips Edison founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry and 10 years with the company, have invested more than $1.8 billion to build a nationwide portfolio of 250 neighborhood shopping centers in 35 states. The offering combines two leading real estate companies with proven track records – Phillips Edison and American Realty Capital – providing retail investors an opportunity to own a high demand asset class from leaders in their fields.

For more information, visit http://www.phillipsedison-arc.com/.

To arrange interviews with Phillips Edison executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

Contacts

DeFazio Communications, LLC

Tony DeFazio, 484-532-7783

tony@defaziocommunications.com

or

Phillips Edison – ARC Shopping Center REIT

John Bessey, President, 513-619-5037

jbessey@phillipsedison.com